Exhibit 10.1

October 30, 2006

Rich Rowley

Dear Rich:

On behalf of Adobe Systems Incorporated, I am pleased to offer you the position of Vice President, Corporate Controller and Chief Accounting Officer, reporting to me, based in San Jose. We recognize that employees are at the core of our success, and we look forward to having you join the other highly qualified and motivated individuals who work at Adobe.

Compensation: The base compensation for this Exempt position will be $23,333.33 per month ($280,000.00 annually).

Stock Options: Adobe inspires employees to contribute at peak performance and share in the success of the company and you will be offered the opportunity to purchase 50,000 shares of Common Stock under the Adobe Equity Incentive Plan. These shares and the price at which you would be able to purchase them are subject to the approval of the Board of Directors and to the terms of the Plan. A schedule outlining the vesting provisions is included for your information.

Performance Share Program: You will also have the opportunity to participate in Adobe’s Performance Share Program subject to the approval of the Board of Directors.  The proposed target award of 5,000 performance shares will vest after the completion of Adobe’s fiscal year 2007 based on the achievement of specific performance metrics outlined in the attached Program Summary.  Based on achievement of the performance metrics, you could earn between 0% and 150% of your target award.

Annual Incentive Plan (AIP) Bonus: You will also qualify for an Annual Incentive Plan (AIP) bonus of up to 40% of your annual base salary per year. The AIP period for FY 2007 is defined as December 4, 2006 through the last U.S. business day in November 2007. If you start prior to FY2007, you will also be eligible to receive a prorated bonus for the remainder of the FY2006 AIP period if the Company achieves its budgeted operating profit and revenue during that fiscal year and your individual goals are achieved.

Profit Sharing: Eligible employees participate in a corporate profit sharing plan, which pays up to 10% of your base salary.  The profit sharing period for Q4 2006 is defined as September 4, 2006 through November 30, 2006. If you are hired after the Q4 2006 start date, you are eligible to receive a prorated bonus if you are employed for the remainder of the Q4 2006 period and the Company achieves its budgeted operating profit during that fiscal quarter.

Benefits: Upon your date of hire, you will be eligible to take advantage of our comprehensive benefits package, which includes your choice of medical and dental plans, vision care, life insurance and disability coverage as well as health care, dependent care reimbursement accounts, and much more. You may also participate in Adobe’s 401(k) Retirement Savings Plan and the Employee Stock Purchase Plan. A benefit summary outlining all of our benefits is included with this offer letter.

Contingencies: You must sign the Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This offer is contingent upon successful completion of a background check.

This offer is also contingent upon your providing us with the information requested in the Export Control Questionnaire within seven days of receipt of this offer to allow us to determine if you require an export license. If so, this offer is contingent upon the receipt of any export license or any other approval that may be required under the United States export control laws and regulations.

This offer is also contingent upon obtaining the necessary work authorization. Adobe will apply for the appropriate visa on your behalf. Attached is a checklist of the necessary items to begin obtaining your required visa.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and legal right to work in the United States. Employment with Adobe is for no specified period and may be terminated by you or the company at any time, for any reason or no reason. This letter, along with any agreements relating to proprietary rights between you and Adobe, set forth the terms of your employment with Adobe and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Adobe and by you.

Upon acceptance of our offer, please sign and return this letter and the enclosed documents to the Human Resources Department in the envelope provided ASAP. We appreciate the prompt return of the requested documents so we will be able to have your information ready when you arrive. (In order to have your systems set up for your first day, all documents must be received 5 full business days prior to your start date.) If you have any questions regarding the details of this offer, please contact me. This offer will be valid until November 6, 2006.

To officially welcome you to Adobe, we’d like to invite you to attend Adobe’s New Employee Orientation, which is held in the San Jose office each Monday from 9:30am-4:15pm.  Once we receive your signed paperwork, we’ll send you a confirmation email that will outline the details of the orientation, including which day you are scheduled to attend.

Rich, welcome to the Adobe team. We’re proud of the energizing culture and environment here, and are confident you will soon discover why it’s simply better at Adobe. We look forward to your contributions to Adobe’s ongoing success.

Sincerely,

/s/ Randy Furr

Randy Furr
Chief Financial Officer and Executive VP

I accept this offer and I understand that I am required to sign and return the enclosed Employee Inventions and Proprietary Rights Assignment Agreement and the Export Control Questionnaire before starting employment with Adobe Systems.

/s/ Rich Rowley
Signature
October 31, 2006
Accept Date
November 13, 2006
Start Date

RF/jk

Enclosures:
Employee Input Sheet
Form W4
Employee Inventions and Proprietary Rights Assignment Agreement
Employment Eligibility Verification
Export Control Questionnaire

cc: Human Resources